Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

NVNI GROUP LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	Other	17,715,374	$2.90	$51,374,584.00	0.0001381	$7,095.00

Total Offering Amounts:							$51,374,584.00		7,095.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$7,095.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

Represents Ordinary Shares issuable upon conversion of the Exchange Note and SPA Note.

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act on the basis of the average of the high and low sales price per Ordinary Share on January 20, 2026, as reported on The Nasdaq Capital Market.